Exhibit 99.1

Republic Bancorp, Inc. Reports First Quarter 2025 Net Income of $47.3 Million

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported first quarter 2025 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $47.3 million and $2.42 per share, representing increases of 54% and 53%, over the $30.6 million and $1.58 per share reported for the first quarter of 2024. As a result, the Company achieved a return on average assets (“ROA”) and a return on average equity (“ROE”) of 2.61% and 18.74% for the first quarter of 2025.

Logan Pichel, President & CEO of Republic Bank & Trust Company commented, “We are pleased to report one of the best all-around performances in our Company’s history with a 54% increase in our first quarter 2025 net income. In addition to the increase in net income for the total Company, all five of our SEC reporting segments are reporting an increase in net income for the first quarter of 2025 compared to the first quarter of 2024. Additionally, we finished the quarter with solid liquidity, industry-strong capital levels, and Core Bank credit quality metrics that we expect to place us among the best in our peer group. We are extremely proud of our first quarter 2025 performance, as well as the solid safety and soundness metrics we continue to report as we enter a period of economic uncertainty.

With it being the first quarter of the year, Tax Refund Solutions (“TRS”) certainly played a meaningful role in our overall results. TRS had a very successful first quarter of 2025, reporting a 123% increase in net income over the first quarter of 2024. The increase in TRS’s net income was the result of a significant, positive reduction in the segment’s estimated Provision(2) compared to the first quarter of 2024, combined with revenue enhancements made to its Refund Transfer (“RT”) product. We are proud of TRS’s first quarter 2025 operating results and I would like to personally acknowledge the TRS associates for their efforts over the past year bringing this increase in earnings to fruition.

In addition to the strong start at TRS, our Core Bank is reporting a $4.2 million, or 32%, increase in net income over the first quarter of 2024, driven by solid increases in net income for both our Traditional Bank and Warehouse segments. The growth in our Core Bank net income primarily resulted from a $5.8 million increase in net interest income driven by strong growth in its net interest margin (“NIM”) combined with a notable decrease in the Core Bank’s Provision. The growth in our Core Bank quarterly NIM reflected the continued pricing discipline within our loan and deposit origination functions combined with the positive NIM contributions on a year-over-year basis from our investment and borrowing portfolios resulting from our strong interest rate risk management function.

Credit quality at our Core Bank remained solid during the quarter. Our Core Bank’s net charge-offs to average loans were 0.01% for the first quarter, while the Core Bank’s period-end nonperforming loans to total loans was 0.44% and period-end delinquent loans to total loans was 0.18%. These strong ratios, combined with a minimal change in our Traditional Bank’s loan balances, contributed to a $1.4 million positive reduction in our Core Bank Provision from the first quarter of 2024 to the first quarter of 2025.

We couldn’t be more excited about our strong start to the year, but the threat of global tariff uncertainty gives us some level of concern for the future of the US economy. We believe, however, that our capital and liquidity levels are in strong positions as we enter these uncertain times, and we pledge to prudently manage our business with the long-term horizon in mind. As always, I’d like to thank all our stakeholders for the confidence and long-term trust they have placed in us, and pledge to them that we will never waver in our efforts to warrant that trust in the future,” Pichel concluded.

The following table highlights Republic’s key metrics for the three months ended March 31, 2025 and 2024. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on April 24, 2025.

	Total Company Financial Performance Highlights
	Three Months Ended Mar. 31,		$	%
(dollars in thousands, except per share data)	2025	2024	Change	Change

Income Before Income Tax Expense	$59,962	$38,699	$21,263	55%
Net Income	47,268	30,606	16,662	54
Diluted EPS	2.42	1.58	0.84	53
Return on Average Assets ("ROA")	2.61%	1.70%	NA	54
Return on Average Equity ("ROE")	18.74	13.12	NA	43

NA – Not applicable

Results of Operations for the First quarter of 2025 Compared to the Fourth quarter of 2024

Core Bank(1)

Net income for the Core Bank was $17.4 million for the first quarter of 2025, a $4.2 million, or 32%, increase over the $13.1 million for the first quarter of 2024. A solid increase in net interest income combined with a modest credit to the Provision were both drivers for the strong growth in net income for the quarter.

Net Interest Income – Core Bank net interest income was $56.3 million for the first quarter of 2025, a $5.8 million, or 12%, increase over the $50.5 million achieved during the first quarter of 2024. The rise in net interest income for the quarter was driven primarily by a significant increase in the Core Bank’s NIM. The Core Bank’s NIM rose from 3.30% during the first quarter of 2024 to 3.70% during the first quarter of 2025 and was generally driven by a notable decrease in the Core Bank’s cost of deposits, while the yield on the Core Bank’s interest-earning assets slightly increased.

Specific items of note impacting the Core Bank’s change in net interest income and NIM between the first quarter of 2024 and the first quarter of 2025 were as follows:

Interest-Earning Assets

●	Average outstanding Warehouse balances increased 35% from $340 million during the first quarter of 2024 to $459 million for the first quarter of 2025. Average committed Warehouse lines increased from $929 million to $968 million during these same periods, while higher demand caused average usage rates for Warehouse lines to increase from 37% during the first quarter of 2024 to 47% for the first quarter of 2025.

●	Traditional Bank average loans declined from $4.63 billion with a weighted-average yield of 5.45% during the first quarter of 2024 to $4.58 billion with a weighted average yield of 5.61% during the first quarter of 2025. The comparison of average loans for the Traditional Bank was negatively impacted by the sale of residential real estate loans during the second quarter of 2024 that were previously held for investment.

●	Average interest-earning cash was $517 million with a weighted-average yield of 4.45% during the first quarter of 2025 compared to $454 million with a weighted-average yield of 5.57% for the first quarter of 2024. In addition, average investments were $620 million with a weighted-average yield of 3.48% during the first quarter of 2025 compared to $733 million with a weighted-average yield of 2.98% for the first quarter of 2024. In general, the Company strategically deployed a higher percentage of its proceeds from maturing investments over the past year into interest-earning cash in order to achieve a better overall yield due to the inverted yield curve.

Funding Liabilities (Deposits and Borrowings)

●	As it relates to the Core Bank’s decrease in its interest expense and its cost of interest-bearing liabilities:

o	The weighted-average cost of total interest-bearing deposits decreased from 2.68% during the first quarter of 2024 to 2.26% for the first quarter of 2025, while average interest-bearing deposit balances grew $108 million for the same periods. Included within this growth in interest-bearing deposits was a $278 million net increase in the average balances for business and consumer money market accounts, which generally pay premium rates. The increase in money market balances was partially offset by a $66 million decrease in the average balance of third-party listing service deposits and a $105 million decrease in the average balance of wholesale brokered deposits.

o	The average balance of FHLB borrowings decreased from $536 million for the first quarter of 2024 to $521 million for the first quarter of 2025, while the weighted-average cost of these borrowings decreased from 4.94% to 4.39% for the same time periods. The decrease in the overall weighted-average cost of FHLB borrowings resulted primarily from previous term-extension strategies implemented in mid-2024 to take advantage of the inverted yield curve. In addition, the cost of overnight borrowings experienced an approximate 100-basis point decrease from the first quarter of 2024 to the first quarter of 2025 as a result of Federal Reserve decreases to the Federal Funds Target Rate.

●	Average noninterest-bearing deposits decreased $86 million from the first quarter of 2024 to the first quarter of 2025. The decline in noninterest-bearing deposits is an on-going trend for banks, in general, dating back to the fourth quarter of 2022, as the overall interest rate environment highlighted by an inverted yield curve, combined with the competition for deposits, continued to make premium-rate, interest-bearing checking and savings deposits a more attractive alternative for consumer and business clients.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Mar. 31,			Three Months Ended Mar. 31,
Reportable Segment	2025	2024	Change	2025	2024	Change

Traditional Banking	$53,321	$48,259	$5,062	3.79%	3.33%	0.46%
Warehouse Lending	3,028	2,257	771	2.68	2.67	0.01
Total Core Bank	$56,349	$50,516	$5,833	3.70	3.30	0.40

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Mar. 31,				Mar. 31,	Mar. 31,
Reportable Segment	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change

Traditional Banking	$4,575,790	$4,634,948	$(59,158)	(1)%	$4,566,359	$4,573,650	$(7,291)	(0)%
Warehouse Lending	458,657	340,433	118,224	35	569,502	463,249	106,253	23
Total Core Bank	$5,034,447	$4,975,381	$59,066	1	$5,135,861	$5,036,899	$98,962	2

Provision for Expected Credit Losses – The Core Bank’s Provision(2) was a net credit of $722,000 for the first quarter of 2025 compared to a net charge of $667,000 for the first quarter of 2024.

The net credit of $722,000 for the first quarter of 2025 was generally driven by the following:

●	The Traditional Bank recorded a credit to the Provision of $414,000 as a result of a reclassification of $5 million of consumer credit cards from loans held for investment into loans held for sale. The consumer credit card sale is expected to be completed during the second quarter of 2025.

●	The Traditional Bank recorded a net credit to the Provision of $491,000 during the first quarter of 2025 primarily related to a general improvement in the life-of-loan historical loss rates within certain categories of the Traditional Bank loan portfolio combined with a minimal net change in the Traditional Bank period-end loan balances for the quarter.

●	Warehouse Lending recorded a net charge to the Provision of $47,000 resulting from general formula reserves applied to a $19 million increase in the outstanding Warehouse spot balances during the first quarter of 2025.

The net charge of $667,000 during the first quarter of 2024 was generally driven by the following:

●	The Traditional Bank recorded a net charge to the Provision of $820,000 during the first quarter of 2024 related to general formula reserves applied to Traditional Bank loans. While loan balances at the Traditional Bank decreased in total during the first quarter, the segment experienced a change in loan mix generally growing in loan categories with higher loan loss reserve requirements.

●	Warehouse Lending recorded a net charge to the Provision of $309,000 resulting from general formula reserves applied to a $124 million increase in the outstanding Warehouse spot balances during the first quarter of 2024.

●	Offsetting the above charges to Provision, the Traditional Bank recorded a credit to the Provision of $631,000 during the first quarter of 2024 as a result of a reclassification of $69 million of correspondent mortgage loans from loans held for investment into loans held for sale.

As a percentage of total loans, the Core Bank’s Allowance(2) decreased 3 basis points from March 31, 2024 to March 31, 2025, driven by a change in loan mix, generally growing in loan categories with lower overall reserve requirements. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Mar. 31, 2025			As of Mar. 31, 2024			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,566,359	$58,851	1.29%	$4,573,650	$59,176	1.29%	—%	—%
Warehouse Lending	569,502	1,421	0.25	463,249	1,156	0.25	—	—
Total Core Bank	5,135,861	60,272	1.17	5,036,899	60,332	1.20	(0.03)	(3)

Tax Refund Solutions	36,185	25,981	71.80	57,497	30,069	52.30	19.50	37
Republic Credit Solutions	117,747	20,050	17.03	129,896	18,301	14.09	2.94	21
Total Republic Processing Group	153,932	46,031	29.90	187,393	48,370	25.81	4.09	16

Total Company	$5,289,793	$106,303	2.01%	$5,224,292	$108,702	2.08%	(0.07)%	(3)%

	Allowance for Credit Losses on Loans Roll-Forward
	Three Months Ended March 31,
	2025					2024
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$59,756	$(769)	$(271)	$135	$58,851	$58,998	$358	$(382)	$202	$59,176
Warehouse Lending	1,374	47	—	—	1,421	847	309	—	—	1,156
Total Core Bank	61,130	(722)	(271)	135	60,272	59,845	667	(382)	202	60,332

Tax Refund Solutions	9,861	15,427	—	693	25,981	3,990	25,774	—	305	30,069
Republic Credit Solutions	20,987	2,967	(4,254)	350	20,050	18,295	4,181	(4,545)	370	18,301
Total Republic Processing Group	30,848	18,394	(4,254)	1,043	46,031	22,285	29,955	(4,545)	675	48,370

Total Company	$91,978	$17,672	$(4,525)	$1,178	$106,303	$82,130	$30,622	$(4,927)	$877	$108,702

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Mar. 31,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2025	2024	2024	2023	2022

Nonperforming loans to total loans	0.44%	0.38%	0.44%	0.39%	0.37%

Nonperforming assets to total loans (including OREO)	0.46	0.41	0.46	0.41	0.40

Delinquent loans* to total loans	0.18	0.15	0.20	0.16	0.14

Net charge-offs to average loans	0.01	0.01	0.05	0.01	0.00
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income increased by $7.1 million from $8.3 million in the first quarter of 2024 to $15.4 million for the first quarter of 2025. The primary drivers of this increase were as follows:

●	Mortgage Banking income increased $1.5 million from the first quarter of 2024 to the first quarter of 2025. Approximately $1.0 million of the increase was the result of a negative fair value adjustment recorded during the first quarter of 2024 related to the $69 million of correspondent loans that were redesignated from held for investment to held for sale during the quarter. The remaining $500,000 of the increase was primarily related to a $23 million increase in the volume of fixed rate loans that were sold into the secondary market during the first quarter of 2025 compared to the first quarter of 2024.

●	The Core Bank recorded a $4.1 million gain on sale of Visa Class B-1 shares during the quarter. The Visa Class B-1 common stock was issued to Visa’s U.S. member banks during 2008 in connection with a reorganization and Initial Public Offering.

●	The Core Bank recorded a $1.6 million insurance recovery related to a $1.9 million charge-off from the third quarter of 2024.

Noninterest Expense – The Core Bank’s noninterest expenses were $50.8 million for the first quarter of 2025, an increase of $8.5 million over the first quarter of 2024. Notable line-item variances within the noninterest expense category included:

●	Salaries and employee benefits increased by a combined $1.6 million, or 6%, driven by a $1.5 million increase in estimated bonus-related expenses. The larger estimated bonus-related expenses for the first quarter of 2025 were due to an increased probability of a larger bonus payout for the year based on the Company’s strong first quarter operating results.

●	The Core Bank recorded $5.7 million during the first quarter of 2025 for Core Contract deconversion and consulting fees. Included within these costs were the following:

o	Approximately $4.1 million of this expense was for contract negotiation assistance from a third-party consultant and was determined based on a percentage of anticipated savings over the five-year term of the new contract. Republic projects a savings in excess of $16 million over the contract’s five-year term. The Company is targeting the third quarter of 2025 to launch the new core system.

o	Approximately $1.6 million of this expense was related to data conversion and secondary system migration costs in preparation for the conversion to the new Core.

●	Equipment expenses increased $296,000, or 24%, over the first quarter of 2024. The higher expenses were primarily caused by an increase in depreciation expense due to the write-down of obsolete fixed assets related to the Company’s existing core operating system.

●	Technology expenses increased $625,000, or 13%, over the first quarter of 2024. The increase in Technology expense was generally driven by enhanced security and new ancillary systems, including approximately $229,000 in additional costs resulting from the transition to a new call center management system. Management expects to incur a net benefit in technology and communication costs in the future as a result of the new call center management system.

Republic Processing Group(3)

RPG reported net income of $29.9 million for the first quarter of 2025, a $12.4 million increase from the $17.5 million reported for the first quarter of 2024. RPG’s performance for the first quarter of 2025 compared to the first quarter of 2024, by operating segment, was as follows:

Tax Refund Solutions

TRS recorded net income of $19.6 million during the first quarter of 2025 compared to net income of $8.8 million for the first quarter of 2024. The higher net income at TRS for the first quarter of 2025 was primarily driven by:

1)	A positive $10.3 million decrease in the estimated Provision for RAs and Early Season RAs (“ERAs”) compared to the first quarter of 2024. The lower first quarter 2025 estimated Provision was driven by better tax refund payment activity from the US Treasury. As of March 31, 2025, approximately 3.8% of all originated RAs/ERAs remained outstanding compared to approximately 6.0% as of March 31, 2024; and

2)	A 30% increase in the average per-unit profitability for Refund Transfers (“RTs”). The better per-unit profitability was generally brought about by select increases in prices for the product combined with a minimal change in revenue sharing arrangements.

Republic Payment Solutions

Net income at RPS was $2.9 million for the first quarter of 2025, a $328,000 increase from the first quarter of 2024. The increase in net income at RPS was primarily the result of the favorable impact of no revenue-share being recorded during the first quarter of 2025 compared to $969,000 recorded during the first quarter of 2024.

Partially offsetting the positive benefit of the change in revenue share, RPS earned a lower yield of 4.55% for its $373 million in average prepaid program balances for the first quarter of 2025 compared to a yield of 5.07% for the $375 million in average prepaid card balances for the first quarter of 2024. The lower yield was driven by a decrease in the Federal Funds target rate of 100 basis points from the first quarter of 2024 to the first quarter of 2025.

Republic Credit Solutions

Net income at RCS increased $1.3 million, or 21% from $6.1 million for the first quarter of 2024 to $7.4 million for the first quarter of 2025. The rise in RCS net income was primarily due to growth in one of its line-of-credit (“LOC”) products, which had an increase in net income of $1.1 million for the quarter driven by a a $1.1 million favorable reduction in its Provision from the first quarter of 2024 to the first quarter of 2025.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers online banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of March 31, 2025, had approximately $7.1 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the ability of the Company to successfully implement its new core operating system including the successful integration of various internal secondary systems to the new core, the ability of the Company to successfully transition existing client accounts to the new core operating system, the ability for the Company to achieve its projected savings from a new core system contract, the ability to begin the new core system contract during the Company’s third quarter 2025 target date, the ability of the Company to achieve savings from its new call center management system; and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for Expected Credit Losses

Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS, RPS, and RCS segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628